Exhibit 99.1

               Community Bancorp Announces Quarterly Cash Dividend



    ESCONDIDO, Calif.--(BUSINESS WIRE)--Dec. 1, 2004--Community Bancorp Inc. (the "Company") (Nasdaq:CMBC), parent company of Community National Bank, announced today that its Board of Directors has approved a cash dividend of $0.05 per share of Common Stock. The dividend is payable on December 31, 2004 to stockholders of record at the close of business on December 15, 2004.
    On October 21, 2004, the Company announced a 47% increase in net income for the first nine months of 2004 when compared to the same period in 2003.

    GENERAL INFORMATION

    Community Bancorp Inc. is a bank holding company with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. As of October 1, 2004, the Company's assets were $656 million, including Cuyamaca Bank, N.A., which was acquired effective October 1, 2004. Community National Bank's primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The Bank serves San Diego County and southwest Riverside County with ten retail banking offices in Bonsall, El Cajon, Encinitas, Escondido, Fallbrook, La Mesa, Murrieta, Santee, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon.

    FORWARD LOOKING STATEMENTS

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.


    CONTACT: Community Bancorp Inc.
             Michael J. Perdue, 760-432-1100
             www.comnb.com